Commission File No. 1-16017

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ORIENT-EXPRESS HOTELS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State of incorporation or	98-0223493 (IRS Employer
organization)	Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda	—
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Name of each exchange on which each class is registered
Class A Common Shares, par value $0.01 each	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  None

Securities registered pursuant to Section 12(g) of the Act:  None

THE REGISTRATION STATEMENT ON FORM 8-A DATED JULY 28, 2000, RELATING TO THE CLASS A COMMON SHARES, PAR VALUE $0.01 EACH, OF ORIENT-EXPRESS HOTELS LTD., A BERMUDA COMPANY (“THE REGISTRANT”), IS HEREBY AMENDED AS FOLLOWS:

Item 1.                    Description of Registrant’s Securities to be Registered.

The Rights

THE FIRST TWO PARAGRAPHS UNDER THE HEADING “THE RIGHTS” ARE HEREBY AMENDED AND RESTATED AS THE FOLLOWING THREE PARAGRAPHS:

On June 5, 2000, the board of directors of the Registrant authorized the distribution of one preferred share purchase right for each of the Registrant’s Class A Shares and Class B Shares outstanding at the close of business on August 9, 2000, which was the closing date of the Registrant’s initial public offering of Class A Shares.  The Registrant is continuing to issue Rights with all Class A Shares and Class B Shares issued after that date, until the “Distribution Date” or until the rights are redeemed or expire.

The Rights are being issued pursuant to a Rights Agreement dated as of June 1, 2000, and amended and restated as of April 12, 2007, between the Registrant and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”).  The summary of the Rights appearing in the original Form 8-A filing is qualified in its entirety by reference to the Rights Agreement, which is being filed as an exhibit to this Form 8-A Amendment No.1.

This Amendment is being filed primarily to eliminate all references in the Rights Agreement to Sea Containers Ltd., the Registrant’s former parent company, and to reflect the appointment of Computershare Trust Company, N.A. as successor Rights Agent to Fleet National Bank.  There have been no other substantive changes made to the Rights Agreement in the form approved as of June 1, 2000.

Item 2.                    Exhibits

1

Bye-Laws 1, 3, 6, 48, 50, 57, 71, 74, 98, 118, 119, 127, 128 and 129 of the Registrant, included in Exhibit 3 to the Registrant’s Current Report on Form 8-K dated on the front cover June 5, 2006 (the “Form 8-K”), and incorporated herein by reference.

2	Schedules 1 and 2 to the Bye-Laws of the Registrant, included in Exhibit 3 to the Form 8-K and incorporated herein by reference.
3

Rights Agreement dated as of June 1, 2000, and amended and restated as of April 12, 2007, between the Registrant and Computershare Trust Company, N.A., as Rights Agent, filed as Exhibit 1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A dated April 23, 2007, for the Registrant’s Preferred Share Purchase Rights, and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ORIENT-EXPRESS HOTELS LTD.

Date: April 23, 2007

	By:	/s/ Paul M. White
Paul M. White
Vice President - Finance and
Chief Financial Officer